EXHIBIT 5.1

[Letterhead of Clifford Chance US LLP]

October 16, 2006

CB Richard Ellis Realty Trust

515 South Flower Street, Suite 3100

Los Angeles, California 90071

Dear Sirs:

We have acted as counsel to CB Richard Ellis Realty Trust (the “Company”) in connection with a Registration Statement (File No. 333-127405) filed August 10, 2005 under the Securities Act of 1933, as amended (the “Securities Act”), and amendments thereto (as amended, the “Registration Statement”) and the offering by the Company of up to $2,000,000,000 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, including resolutions of the Board of Trustees dated July 15, 2005 and October 13, 2006, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold as contemplated by the prospectus included as a part of the Registration Statement, for at least such consideration as has been approved by the Board of Trustees of the Company, the Common Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP